11. Statement re computation of per
    share earnings

                                                                 Year ended            Year ended            Year ended
                                                             September 30, 1996    September 30, 1995    September 30, 1994(1)
                                                             ------------------    ------------------    ------------------
Primary EPS calculation:

Shares outstanding at beginning of period                         7,227,972             7,104,876             7,067,890

Net issuance of shares under stock award
  plans, weighted average                                            76,823                22,768                19,764

Net issuance of shares under stock
  purchase plan, weighted average                                    55,617                30,038                    --
                                                                 ----------            ----------            ----------

Weighted average shares outstanding                               7,360,412             7,157,682             7,087,654
                                                                 ----------            ----------            ----------

Assumed exercise of stock options,
  weighted average of incremental shares                            421,122               281,602                    --

Assumed purchase of stock under stock
  purchase plan, weighted average                                    40,812                36,854                    --
                                                                 ----------            ----------            ----------

Average shares and common share
  equivalents - primary EPS calculation                           7,822,346             7,476,138             7,087,654
                                                                 ==========            ==========            ==========

Net income (loss) per share                                      $    (.70)            $      .66            $      .13
                                                                 ==========            ==========            ==========

Net income (loss) in thousands                                     $(5,440)                $4,914                  $907
                                                                 ==========            ==========            ==========

Fully diluted EPS calculation:

Weighted average shares outstanding                               7,360,412             7,157,682             7,087,654

Assumed exercise of stock options,
  weighted average of incremental shares                            421,122               508,496                    --

Assumed purchase of stock under stock
  purchase plan, weighted average                                    40,812                53,598                    --
                                                                 ----------            ----------            ----------

Average shares and common share
  equivalents - primary EPS calculation                           7,822,346             7,719,776             7,087,654
                                                                 ==========            ==========            ==========


Net income (loss) per share                                      $    (.70)            $      .64            $      .13
                                                                 ==========            ==========            ==========

Net income (loss) in thousands                                     $(5,440)                $4,914                  $907
                                                                 ==========            ==========            ==========

(1) The impact of common stock equivalents in 1994 was negligible.